Exhibit 2.2

AMENDMENT NO. 1 TO THE COMBINATION AGREEMENT

THIS AMENDMENT NO. 1, dated                 , 2002, amends the Combination Agreement (the “Agreement”) dated as of April 4, 2002, by and among Parthus Technologies plc, an Irish public limited company (“Parthus”), DSP Group, Inc., a Delaware corporation (“DSP Group”), and Ceva, Inc., a Delaware corporation and wholly-owned subsidiary of DSP Group (“Ceva”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

WHEREAS, acting pursuant to Section 8.4 of the Agreement, the Parties wish to amend the Agreement to reflect certain changes in the regulations under the U.S. Internal Revenue Code of 1986, as amended, which have been adopted since the date of the Agreement; and

WHEREAS, the Parties further wish to amend the Agreement to eliminate any partial consideration in cash for the Parthus Ordinary Shares; and

WHEREAS, the Parties further wish to amend the Agreement to eliminate all references to the Chicory Earn-Out Shares to reflect a subsequent agreement between Parthus and the former stockholders of Chicory Systems, Inc.; and

WHEREAS, the Parties wish to make certain other minor clarifying amendments to the Agreement; and

WHEREAS, for the sake of clarity, the Parties wish to set forth below certain amendments to the text of the Agreement, showing deleted text struck out and added text in bold, double-underlined typeface;

NOW, THEREFORE, the Parties hereby agree to amend the Agreement as follows:

1.    The references to “Ceva Cash Payment”, “Chicory Agreement”, “Chicory Earn-Out Shares” and “Section 338 Election” shall be deleted from the Table of Defined Terms.

2.    Clause (a)(ii) of the fourth Whereas clause in the preamble shall be revised to read as follows:

“(ii)    the Parthus Shareholders shall be allotted a number of whole shares of Ceva Common Stock and cash in lieu of any fractional shares, payable in euro at the then-current exchange rate;”

3.    The word “and” shall be deleted from the end of the sixth Whereas clause in the Preamble and shall be inserted at the end of the seventh Whereas clause in the Preamble, and the eighth Whereas clause in the preamble shall be deleted in its entirety.

4.    Section 1.1(d) shall be revised to read as follows:

“(d)    Notwithstanding anything to the contrary in this Agreement, the maximum number of shares of Ceva Common Stock to be issued pursuant to this Agreement and the Scheme shall not exceed the number that represents 49.9% of the total issued and outstanding shares of Ceva Common Stock after the issuances required by this Agreement and the Scheme.”

5.    The second sentence of Section 2.2 shall be revised to read as follows:

“In accordance with and subject to the provisions of this Agreement and any agreement among Parthus, Ceva and the Agent (the “Agent Agreement”), (a) at the Effective Time, Ceva shall deliver, or cause to be delivered, to the Agent a number of whole shares of Ceva Common Stock equal to the Ordinary Allotment Ratio (as defined in Exhibit A) multiplied by the total number of issued and outstanding Parthus Ordinary Shares as of the Effective Time, (b) as soon as practicable after the Effective Time, Ceva shall deliver to the Agent the aggregate Fractional Amount and (c) as soon as practicable after the Effective Time, Parthus shall deliver to the Agent the aggregate Capital Repayment.

6.    The last sentence of Section 2.3(a) shall be revised to read as follows:

“Each Parthus Shareholder’s Fractional Amount and pro rata portion of the Capital Repayment, are together referred to herein as such Parthus Shareholder’s “Cash Amount”.”

7.    Section 5.1(c) shall be revised to read as follows:

“(c)    except as may be necessary to effect the Capital Reduction, to round the per share nominal value of the Parthus Ordinary Shares to €0.0003, to effect the assumption by Ceva of Parthus Share Options, or to effect the Scheme, amend its memorandum and articles of association or other comparable charter or organizational documents;

8.    Section 6.22 shall be revised to read as follows:

“Future Option Exercises.    As part of the Scheme, Parthus shall amend its memorandum and articles of association in the agreed form so as to ensure that, upon the exercise of any Parthus Share Option after the Parthus Record Date, any Parthus Ordinary Shares to be issued shall be transferred to Ceva or its nominees in exchange for a number of shares of Ceva Common Stock equal to the product of (A) the number of Parthus Ordinary Shares (or such Parthus Ordinary Shares underlying any ADS) subject to such option, and (B) the Ordinary Allotment Ratio (rounded down to the nearest whole number).”

9.    The text of Section 6.25 shall be deleted in its entirety and the words “Intentionally Omitted” shall be inserted in its place:

“Intentionally Omitted.”

10.    Section 7.2(i) shall be revised to read as follows:

“(i)    Agreements Regarding Acquisition of Ceva Common Stock.    Unless otherwise agreed by Ceva, each person or entity which will be a 10% shareholder or a controlling shareholder (within the meaning of Treasury Regulation Sections 1.355-7T(h)(9) and 1.355-7T(h)(3), respectively) of Ceva after the Effective Date shall have entered into an agreement in form and substance satisfactory to the Parties in which such person or entity (i) certifies that it has not discussed or solicited the acquisition of stock in DSP Group or Ceva by another person with such person and (ii) agrees not to enter into an agreement, understanding, arrangement or substantial negotiations, as such terms are defined in Treasury Regulation Section 1.355-7T(h)(1), until the end of the one-year period following the Effective Date concerning the purchase of any additional shares of Ceva stock.”

11.    The first clause of section 8.3(c) shall be revised to read as follows:

“(c)    Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parthus pursuant to Section 8.1(d) hereof,”

12.    Schedule 7.3 shall be revised to add at the end thereof the name “Kevin Fielding”.

13.    The obligations of Ceva to effect the Combination shall be subject to the satisfaction on or prior to the Effective Date of the additional condition that Brian Long shall have executed a certificate in the form of Exhibit A hereto.

14.    In all other respects the Agreement shall remain in full force and effect.

15.    The Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to therein that are to be delivered at the Effective Date), as amended by this Amendment No. 1, constitutes the entire agreement among the Parties to the Agreement and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

16.    Section 9.3 (Notices), Section 9.5 (No Third Party Beneficiaries), Section 9.6 (Assignment), Section 9.7 (Severability), Section 9.8 (Counterparts and Signature), Section 9.9 (Interpretation), Section 9.10 (Governing Law), Section 9.11 (Remedies) and Section 9.12 (Submission to Jurisdiction) of the Agreement are hereby incorporated by reference into this Amendment No. 1.

Signature page follows

IN WITNESS WHEREOF, Parthus, DSPG and Ceva have caused this Amendment No. 1 to the Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARTHUS TECHNOLOGIES PLC

By:
Brian Long CEO

DSP GROUP, INC.

By:
Eli Ayalon Chairman and CEO

CEVA, INC.

By:
Eli Ayalon Chairman

EXHIBIT A

Certificate

                    , 2002

I, Brian Long, in connection with the Application for Supplemental Rulings to be submitted to the United States Internal Revenue Service with respect to the proposed business combination of Parthus with Ceva, do hereby certify, as of the date hereof, as follows:

1.    I have not discussed or solicited the acquisition of stock in DSP Group or Ceva by another person with such person.

2.    From the date hereof and until the end of the one-year period following the Effective Date, I will not enter into an agreement, understanding, arrangement or substantial negotiations, as such terms are defined in Treasury Regulation Section 1.355-7T(h)(1), concerning the acquisition of shares of Ceva stock, except that I may accept any option to acquire shares of Ceva stock that may be granted to me by the Board of Directors of Ceva which option satisfies the requirements of Treasury Regulation Section 1.355-7T(e)(3)(ii).

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

Brian Long

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